EXHIBIT (12)

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (unaudited)
                             (dollars in millions)

                                                                        For the Nine
                                                                        Months Ended
                                                                     September 30, 1995
                                                                     ------------------

Net income before income taxes and minority interest in
  income of Heller International Group, Inc........................          $150

Add-Fixed charges
  Interest and debt expense........................................           348
  One-third of rentals.............................................             5
                                                                             ----

       Total fixed charges.........................................           353
                                                                             ----

Net income, as adjusted............................................          $503
                                                                             ----

Ratio of earnings to fixed charges.................................          1.42x
                                                                             ====

Preferred stock dividends on a pre-tax basis.......................            13
       Total combined fixed charges and preferred stock dividends..          $366
                                                                             ----

Ratio of earnings to combined fixed charges and
  preferred stock dividends........................................          1.37x
                                                                             ====

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.